ADMINISTRATIVE SERVICES AGREEMENT


         ADMINISTRATIVE SERVICES AGREEMENT, dated as of October 5, 1995, as amended and restated October 4, 1996, by and between DEVCAP Trust, a Massachusetts business trust (the "Trust"), and Signature Broker-Dealer Services, Inc., a Delaware corporation ("SBDS").

                              W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end investment company;

         WHEREAS, the Trust wishes to engage SBDS to provide certain administrative and management services with respect to all currently existing or future series (each a "Fund") of the Trust, and SBDS is willing to provide such services to the Trust, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. ADMINISTRATIVE DUTIES. Subject to the direction and control of the Board of Trustees of the Trust (the "Board"), SBDS shall perform such administrative and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for performing the administrative and management functions herein set forth; (b) arranging, if desired by the Trust, for directors, officers or employees of SBDS to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Trust, including the updating of corporate organizational documents, and the negotiation of contracts and fees with and the monitoring and coordinating of performance and billings of the Trust's transfer agent, custodian, shareholder servicing agents and other independent contractors or agents; (d) preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations (including state "blue sky" laws and regulations), including registration statements on Form N-1A, prospectuses and statements of additional information, or similar forms, and semi-annual and annual reports to the Trust's shareholders and reviewing (including coordinating the preparing of, but not preparing) tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and preparation of notices, proxy statements and minutes of meetings of one or more Funds' shareholders; (f) arranging for maintenance of books and records of the Trust;
(g) maintaining telephone coverage to respond to shareholder inquiries regarding matters to which this Agreement pertains to which the transfer agent is unable to respond; (h) providing monitoring reports and assistance regarding the Funds' compliance with securities and tax laws; (i) arranging for dissemination of yield and other performance information to newspapers and tracking services; (j) arranging for and preparing annual renewals for fidelity bond and errors and omissions insurance coverage; and (k) developing a budget for the Trust, establishing the


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rate of expense accruals and arranging for the payment of all fixed and management expenses. Notwithstanding the foregoing, SBDS shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Trust's assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares of beneficial interest ("Shares") of the Funds, nor shall SBDS be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Trust.

         2. ALLOCATION OF CHARGES AND EXPENSES. SBDS shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of SBDS or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. Except as provided in the foregoing sentence, the Trust shall pay all of its own expenses including, without limitation, compensation of Trustees not affiliated with SBDS; all out-of-pocket expenses and disbursements for the benefit of a Fund, including, but not limited to, legal fees incurred by SBDS pursuant to Section 4 herein, photocopying and courier (including express mail) charges, governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of the Trust's independent auditors, of legal counsel and of any custodian, any transfer agent, distributor or registrar or dividend disbursing agent of the Trust; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements to the Funds' shareholders and governmental officers and commissions and the costs of producing and distributing copies of such documents to others; expenses of reproducing and distributing materials for the Board and other attendees of Board meetings; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; expenses of meetings of shareholders of the Funds and expenses relating to the registration of the Trust and the issuance of Shares of the Funds.

         3. COMPENSATION OF SBDS. For the services to be rendered and the facilities to be provided by SBDS hereunder, the Trust shall pay to SBDS an administrative services fee computed and paid monthly equal on an annual basis as set forth in Schedule A hereto for each Fund's then-current fiscal year.

         If SBDS serves under this Agreement for less than the whole of any month, the compensation to SBDS hereunder shall be prorated. For purposes of computing the fees payable to SBDS hereunder, the net asset value of each Fund shall be computed in the manner specified in the Fund's then-current prospectus and statement of additional information.

         4. LIMITATION OF LIABILITY OF SBDS. SBDS shall not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term "SBDS" shall include SBDS and/or any of its affiliates and/or subcontractors as provided for in Section 7 and the


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                                                         3

Directors, officers and employees of SBDS and/or any of its affiliates and/or subcontractors as provided for in Section 7.

         5. ACTIVITIES OF SBDS. The services of SBDS to the Trust are not to be deemed to be exclusive, SBDS being free to render administrative and/or other services to other parties. It is understood that Trustees, officers, and shareholders of a Fund are or may become interested in SBDS and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of SBDS and/or any of its affiliates are or may become similarly interested in the Trust and that SBDS and/or any of its affiliates may be or become interested in the Trust as a shareholder of a Fund or otherwise.

         6. DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, unless terminated as set forth in this Section 6.

         This Agreement may not be altered or amended, except by an instrument in writing, and executed by both parties. This Agreement may be terminated at any time without the payment of any penalty, with respect to any Fund or the Trust, by the Board of the Trust, or by SBDS, in each case on not less than 60 days' written notice to the other party.

         7. SUBCONTRACTING BY SBDS. SBDS may subcontract for the performance of SBDS's obligations hereunder with any one or more persons; PROVIDED, HOWEVER, that SBDS shall not enter into any such subcontract unless the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and PROVIDED, FURTHER, that, unless the Trust otherwise expressly agrees in writing, SBDS shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

         8. SEVERABILITY. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         9. NOTICE. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of SBDS shall be 6 St. James Avenue, 9th Floor, Boston, Massachusetts 02116 and the address of the Trust shall be 6 St.
James Avenue, 9th Floor, Boston, Massachusetts 02116.

         10. MISCELLANEOUS. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement


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                                                         4

may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Agreement are not binding upon the Trust's Trustees, its officers, or shareholders of the Funds individually, but bind only the Trust estate.

                                       DEVCAP TRUST

                                       By
                                      Name:
                                     Title:

                                      SIGNATURE BROKER-DEALER SERVICES, INC.



                                       By
                                      Name:
                                     Title:


Hub and Spoke(R) is a registered service mark of Signature Financial Group, Inc. ("Signature"). HubSM and SpokeSM are each, individually, service marks of Signature.


DSI175A


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                                                                           5
                        ADMINISTRATIVE SERVICES AGREEMENT

                            Between DEVCAP Trust and
                     Signature Broker-Dealer Services, Inc.
             dated as of October 5, 1995, as amended October 4, 1996


                                   SCHEDULE A

FUND                                             ANNUAL FEE RATE

DEVCAP Shared Return Fund
                                                 0.175% of average daily net
                                                 assets up to $100 million

                                                 0.125% of average daily net
                                                 assets greater than $100
                                                 million



DSI175A